QUARTERLY REPORT for the period ended 31 March 2014

FINANCIAL HIGHLIGHTS

-	130% increase in oil production in the March 2014 quarter over the December 2013 quarter

-	152% increase in estimated oil revenue in the March 2014 quarter over the December 2013 quarter.

-	Estimated oil and gas revenue of US$3.0 million for the quarter (there is generally a two to three month delay between production and the receipt of the associated cash, therefore the majority of this cash will be received during the June quarter), which exceeded lease operating, exploration and administration expense of US$2.6 million. Lease operating expenses have been unusually high this quarter due to workovers on existing wells required when adjacent wells are being fracked. These costs are not expected to be incurred in the future.

-	US$5.6 million spent on development during the quarter relating to our drilling program in our North Stockyard project

-	The reserve based debt facility, with an initial borrowing base of US$8 million, was drawn down to US$6 million with a further US$2 million being available in the facility.

-	A redetermination of the borrowing base is likely to be undertaken on the March 31st reserve report, which is expected to result in additional liquidity being made available in that facility.

-	A closing cash balance for the quarter of US$5.753 million.

-	In April a placement of shares was undertaken, which was oversubscribed and resulted in the full 15% placement capacity being used to raise US$5.4 million, before costs. This was achieved in a difficult equity market.

OPERATIONAL HIGHLIGHTS

-	In North Stockyard, wells on the Tofte 2 pad (Coopers, Tooheys and Little Creature) were brought on line as producers.

-	Wells located on the Tofte 1 Pad (Sail and Anchor and Blackdog) were also brought on line as producers.

-	An “Uber Frac” was performed on the Blackdog well, and placed a record 8.5 million pounds of proppant which resulted in an excellent flow back rate of 2,500 BOEPD associated with a 2,500 psig flowing pressure.

Although production data is somewhat limited due to the relatively short amount of time the new wells have been producing, generally the wells are meeting or exceeding predrill production expectations.

-	The two Matilda Bay wells have been successfully drilled and the frac design in these wells has been modified to 25 stages and three million pounds to ensure that the wells will meet an economic threshold. They are expected to be fracked in May 2014.

-	Preparations have been advanced to commence the first four Three Forks wells at the end of April. These wells will be penetrating undrilled acreage and therefore are expected to encounter virgin reservoir pressure conditions.

-	Environmental, permitting, and surveying work commenced on the 20 square mile Roosevelt 3-D seismic shoot on the Ft. Peck Indian Reservation in Roosevelt County, Montana.

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

-	Following the conclusion of a successful round of farm outs, preparations are advanced to move a large rig onto the Bluff 1-11 well to complete that drilling operation during May 2014.

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	20,733
Roosevelt	Williston	Montana	Roosevelt	30,000
North Stockyard	Williston	North Dakota	Williams	531
Rainbow	Williston	North Dakota	Williams	950
Rock Springs West	Green River	Wyoming	Sweetwater	3,187
South Prairie	Williston	North Dakota	Renville	6,415
State GC	Delaware	New Mexico	Lea	130

-	During the quarter several farm out transactions were concluded:

1)	The Roosevelt project was farmed out to allow a carry through a 3-D seismic survey and a horizontal Bakken well. When concluded this program will reduce Samson’s net acres to 15,000.

2)	An associated transaction will allow the farminee to earn a 50% interest in Samson’s two wellbores, Australia II and Gretel II, and the surrounding 1,280 acres in exchange for a carry through work-over program yet to be submitted for approval to Samson.

3)	Three transactions were concluded in the Hawk Springs project, which will reduce Samson’s contribution to the Bluff 1-11 well to 25% whilst retaining project equity of approximately 47%.

4)	Two North Stockyard infill well bores (Rennerfeldt #1 and 2) were sold due to a lower expected economic return as a result of a limitation of the wells’ lateral length and the amount of proppant that can be placed in the wellbore.

DRILLING PROGRAMME 2014

North Stockyard Oilfield, Williams County, North Dakota

Mississippian/Devonian Bakken & Three Forks Formations, Williston Basin

Bakken infill wells

Samson ~25% Working Interest

The last two Middle Bakken Formation wells Matilda Bay 1-15-H and 2-15-H wells have been batch drilled. Following completion of these wells, the rig will begin drilling the Three Forks Formation program. Eight Three Forks Formation wells are planned and will be drilled as 8,000 foot laterals oriented west-east. The Bootleg 4-14-15TFH, Bootleg 5-14-15TFH, Ironbank 5-14-13TFH, and Ironbank 5-14-13TFH wells will be drilled from a centrally located pad. The Bootleg 6-14-15TFH, Bootleg 7-14-15TFH, Ironbank 6-14-13TFH, and Ironbank 7-14-13TFH wells will be drilled from a separate centrally located pad. These wells will be the first Three Forks 1 penetrations and are therefore expected to encounter virgin reservoir pressure, which will be an advantage compared to the middle Bakken in-fill program where we are penetrating a reservoir that had been on stream for several years. This expected additional pressure is an important physical characteristic in the development of these low permeability reservoirs.

Rainbow Field, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson 23% and 52% Working Interest

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

A drilling permit for the Rainbow 10-19-18HBK well has been approved (SSN 23%). Samson and Continental Resources mutually agreed to have Continental submit a new permit for the first well in the 1,280 acre spacing unit consisting of Sections 17 & 20 (T158N–R98W), because of CLR’s larger equity in the drill space unit. Continental intends to drill this well in the summer of 2014.

Samson holds a 52% working interest in the 1,280 acre spacing unit containing Sections 18 and 19 and is intending to reduce that equity level via a farm out.

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) Permo-Penn Hartville Formation, Northern D-J Basin

Bluff #1-11 well

Samson 25% Before Tanks Paying Interest, 35.41% After Tanks Working Interest in the Bluff #1-11 well

Preparations are being made to finish drilling the Bluff #1-11 well. Discussions are advanced with the owners of a suitable top-drive rig and current planning is to mobilize this rig in May 2014. The rig has been selected to ensure that it has the capacity to successfully drill the objective section. Samson’s well design reflects a conservative approach with a planned intermediate casing string being set above the objective such that the objective can be drilled with a water-based mud system. This will allow the detection of oil shows more readily than in an oil based mud system which is required in the overlying rocks, which swell in the presence of water but are controlled better with the use of oil based mud. Sophisticated directional drilling equipment will also be used to ensure that the wellbore is drilled vertically and intersects the target despite the relatively steep dips that are present in the overlying sequence. The well will test Permian and Pennsylvanian age rocks to a depth of approximately 8,550 feet. The well is located three miles to the northwest of the Spirit of America US34 #2-29 well (SOA #2) and is approximately 2,000 feet shallower in depth. The excellent reservoir properties and oil shows seen in the SOA #2 well has allowed Samson to validate the 3-D seismic data and consequently high-grade the Bluff prospect. In addition, the Bluff prospect is mapped as a four way dip closed anticline associated with an amplitude anomaly and therefore this trap configuration is considered to afford the best chance of success.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Pubco Prospect

Samson 25% Working Interest

The operator of the South Prairie Project has finished leasing the Pubco prospect. The well has been permitted and is anticipated to be drilled before the end of Q2 2014.

The well is targeting a Mission Canyon objective which has been proven productive on trend to the north of the Pubco structure. The prospect which has been defined by a 3-D seismic grid exhibits trap formation prior to the regional migration of hydrocarbons from the basin center, which is considered to be a key attribute of the fields discovered to the north.

PROJECTS

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

PRODUCING WELLS

Samson has twelve producing wells in the North Stockyard Oilfield. These wells are located in Williams County, North Dakota, in Township 154N Range 99W. All of the wells experienced downtime during the quarter due mainly to the closure of wells to mitigate detrimental interference effects from off-set well completions. It is industry standard practice to remove the down hole pump and place a temporary plug in the vertical wellbore to ensure that any pressure surge experienced from the neighboring fracture stimulation does not transport sand into the wellbore that would require a subsequent workover operation to remove.

The Harstad #1-15H well (34.5% working interest) was down for the entire quarter due to electrical and downhole problems. The well has cumulative gross oil production of 113 MSTB.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) was down for 22 days during the quarter due to an electrical malfunction and a tubing failure. The well averaged 38 BOPD and 10 Mscf/D during the quarter. To date, the Leonard #1-23H well has produced approximately 116 MSTB and 122 MMscf.

The Gene #1-22H well (30.6% working interest) was down for approximately 20 days during the quarter due to parted sucker rods. The well-produced an average daily rate of 46 BOPD and 144Mscf/D during the quarter. The cumulative production to date is approximately 165 MSTB and 197 MMscf.

The Gary #1-24H (37% working interest) well was down for less than three days during the quarter mostly due to an electrical failure. The well averaged 97 BOPD and 127 Mscf/D during the quarter. The cumulative production to date is approximately 167 MSTB and 266 MMscf.

The Rodney #1-14H (27% working interest) well was down for the quarter due to planned shut-in periods while completing the offset wells. The cumulative production to date is approximately 119 MSTB and 169 MMscf.

The Earl #1-13H (32% working interest) well was down for 21 days during the quarter due to planned shut-in periods while completing the offset wells. The well-produced at an average daily rate of 136 BOPD and 196 Mscf/D. Cumulative production to date is approximately 207 MSTB and 300 MMscf.

The Everett #1-15H (26% working interest) well was down for 35 days during the quarter due to planned shut-in periods while completing the offset wells. The Everett well produced at an average daily rate of 121 BOPD and 55 Mscf/D during the quarter. Cumulative production to date is approximately 113 MSTB and 136 MMscf.

The Sail & Anchor 4-13-14HBK well was shut-in most of the quarter due to simultaneous drilling operations. The well produced 5,541 BO over the 13 days for an average daily rate of 426 BOPD.

The Coopers 1-23-13HBK well came on production February 4th and produced for 15 days during the quarter due but was shut in because of other well site operations. During this period the well produced 8,717 BO. The well had an IP rate of 566 bopd.

The Little Creature 3-15-14HBK well came on production January 31st and was restricted to 48 days on line during the quarter due to other well site operations. During this period the well produced 26,788 BO. The well had an IP rate of 501 bopd.

The Tooheys 4-15-14HBK well came on production January 24th and was restricted to 55 days on line during the quarter due to other well site operations. During this period the well produced 31,906 BO. The well had an IP rate of 1,076 BOPD.

The Blackdog 3-13-14HBK well came on production March 27th and produced 2,720 BO during the frac flow back period. The well had an IP rate of 1,995 BOPD.

Although production data is somewhat limited due to the relatively short amount of time the new wells have been producing, generally the wells are meeting or exceeding predrill production expectations.

Rainbow Project, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson holds 950 net acres in two 1,280 acre drilling units located in the Rainbow Project, Williams County, North Dakota. The Rainbow Project is located in Sections 17, 18, 19 and 20 in T158N R98W.

Samson has assessed the project based on offset well data and understands that the project will support drilling14 wells; eight wells in the middle Bakken and six wells in the first bench of the Three Forks. These wells will be configured as north-south orientated 10,000 foot horizontals.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

In the western drilling unit of the acquired acreage, Samson holds a 52% working interest. In the eastern drilling unit, Samson’s interest is 23%. Continental, because of their larger working interest in this unit, has been designated as Operator and is expected to spud the first well in June 2014. Other interest holders owning an interest in the Rainbow Project include Hess, Halcón, and Continental.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

North Stockyard
Rainbow Project
South Prairie Project
Williston Basin
Roosevelt Project
Montana
North Dakota
South Dakota
Wyoming
Greater Green River Basin
Rock Springs West
Nebraska
D-J Basin
Hawk Springs Project
Colorado
Kansas
New Mexico
Oklahoma
Western Permian Basin
State GC Oil Field
Texas
Gulf Coast Basin
Sabretooth Gas Field

PROJECTS LOCATION MAP

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Samson 100% working interest in Australia II & Gretel II wells, 66.7% in any subsequent drilling

Samson has an interest in approximately 45,000 gross acres (30,000 net acres) in the Roosevelt project. Samson has entered into a farm-out agreement with Momentus Energy in this area. The transaction requires Momentus Energy to acquire a 20 square mile 3-D seismic survey, and drill a horizontal Bakken well in exchange for a 50% interest in the entire project area. The transaction also includes earning 50% equity in Samson’s two wells in the project (Australia II and Gretel II) in exchange for a full carry in an approved (by Samson) workover of both wells.

The workover program is expected to include the provision of a three phase power supply to one of the well sites which in the case of Australia II would allow that well to be economically produced.

The Abercrombie #1-10H (SSN 2.82% working interest) well has produced a cumulative 59,659 barrels of oil and 131,579 Mscf while producing at an average rate of approximately 36 BOPD and 101 Mscf/D during the quarter.

The Riva Ridge 6-7-33-56H (SSN 0.58% working interest) well has produced a cumulative 26,835 barrels of oil and 8,931 Mscf while producing at an average rate of approximately 25 BOPD and 11 Mscf/D during the quarter.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest

Samson has a 25% working interest in 25,658 acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot, processed, and interpreted. The Matson #3-1 well was the first well drilled in the project and was plugged and abandoned. Based on the technical analysis of this result, the forward program will show a preference for structural closures that exist along the salt edge rather than those created by dissolution events further interior to the salt edge. The joint venture is focusing on developing three structural closure prospects (Pubco, Deering, and Birch) along the Prairie Salt edge in the South Prairie 3-D project. The joint venture has approved the Pubco Prospect that will be drilled next on the eastern edge of the South Prairie 3-D seismic survey. Samson anticipates this well to be drilled before the end of Q2 2014 at an estimated net cost of US$150,000.

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 9.375% Working Interest

Production for the Davis Bintliff #1 well averaged 3.9 MMscf/D and 31 BOPD for the quarter. Cumulative production to date is approximately 7.1 Bscf and 78 MSTBO.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 36 BOPD and 1.0 Mscf/D during the quarter.

10B

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation& Permo-Penn Project, Northern D-J Basin

Samson currently has a 100% to 37.5% Working Interest

Samson has two contiguous areas in the Hawk Springs Project. One of the areas is a joint venture with a private company and is subject to the Halliburton Joint Venture (HJV).

The Defender US33 #2-29H well is pumped intermittently and produced 482 bbls of oil during the quarter.

During the course of drilling, fracking, and completing the Defender well a very large data set has been acquired and as of yet it has not been integrated into a single model. The data consists of core and core analysis, pump-in pressure tests, pressure buildup analysis, reservoir pressure and the actual production data. This data will be used to determine if the frac design that was used was appropriate and whether additional investment can be justified. There is a possibility that the closure pressure in this area exceeded the crush strength of the quartz sand proppant. Conventional thinking at the time of the initial design and implementation of the frack was that quartz proppant would have been adequate to resist crushing due to the relatively shallow depth of the reservoir. However, given some of the evidence that has emerged from the data acquired, it is possible that a ceramic based proppant might have been a better choice. This study should determine whether a re-frac using ceramic could be justified. Competitor activity in the play suggests that adequate wells are being completed outside the core Wattenburg Field and in areas which have equivalent maturity levels as has been determined in the Hawk Springs area.

The Spirit of America (SOA) US34 #2-29 intersected two excellent quality Permian age reservoirs, the 9,300 ft. sand, which appears to be oil saturated and the 9,500 ft. sand which is water saturated. Integrating the well data to the 3D seismic shows that an amplitude anomaly (lithology/porosity indicator) is associated with the 9,500’ sand indicating a thick and porous reservoir exists everywhere the amplitude is mapped. However, the reason for the lack of oil saturation in the 9,500’ sand, after further examination of the 3D seismic, is that a leak point can be established by a fortuitous juxtaposition of another porous reservoir across a fault that intersects the amplitude anomaly. This arrangement in the SOA prospect is unique in the project area and therefore re-establishes the prospectivity of the remaining two dozen prospects in the project since these prospects are not affected by any recognized faulting.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

As a result of this analysis, the strategy is to drill the Bluff Prospect during Q2 2014, which relies on a four way dip structural closure. The Bluff Prospect will be drilled vertically to a depth of approximately 8,550 feet to test multiple targets in the Permian and Pennsylvanian sections at a net cost of $1,000,000 to Samson.

Harrod Oilfield, Campbell County, Wyoming

Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well is shut-in due to mechanical problems and remains shut in.

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well is shut-in due to mechanical problems and remains shut in.

PRODUCTION

Estimated net production by Project for the March 2014 quarter is as follows:

	OIL– Bbls	GAS - Mscf	BOE
North Stockyard	27,765	12,801	29,899
Hawk Springs	164	-	164
Other	1,787	32,458	7,196
Total	29,716	45,259	37,259

Estimated daily net production by Project for the March 2014 quarter is as follows:

	OIL– Bbls	GAS - Mscf	BOE
North Stockyard	308	142	331
Hawk Springs	2		2
Other	20	360	80
Total	332	502	413

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
December 2013 Quarter	12,948	1,088,760	44,478	224,500	1,313,260
March 2014 Quarter	29,716	2,745,200	45,259	269,100	3,014,300

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
December 2013 Quarter	$5.04	$84.09
March 2014 Quarter	$5.90	$92.38

In some cases revenue is yet to be received and is therefore an estimate.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

LIQUIDITY

Estimated sources of cash for the next quarter are as follows:

US$’000’s
Current cash on hand	5,753
Net proceeds from equity raise (completed in April 2014)	5,000
Cash receipts from oil and gas sales	3,700*
Further debt drawdown	2,000
Estimated increase in credit facility borrowing base**	5,000**
TOTAL	21,453

* Estimate based on current and expected future production and $90 oil price, allowing for a two month delay between production and cash receipt

**Subject to approval from Mutual of Omaha

FINANCIAL

Treasury management

In order to diversify the deposit risk, a treasury management policy was adopted such that the cash was distributed as follows:

Bank of the West (Samson’s trading bank) US$2,120,354

Bank of New York Mellon US$17,946

Mutual of Omaha US$2,528,501

National Australia Bank A$1,178,732

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 March 2014 was 0.9221 The average A$:US$ exchange rate for the quarter was 0.8967.

The Company’s cash position at 31 March 2014 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	5,753

For and on behalf of the Board of SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR Managing Director 30 April 2014

Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	31 March 2014

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (9.months) $US’000
1.1	Receipts from product sales and related debtors	1,662	4,166
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	- (5,568) (1,146) (1,669) -	(420) (19,199) (2,148) (4,756)
	Dividends received		-
	Interest and other items of a similar nature received	6	108
	Interest and other costs of finance paid	-	-
	Income tax(payment) refund	-	-
	Other (provide details if material)	-	-
	Net Operating Cash Flows	(6,715)	(22,249)
Cash flows related to investing activities
	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - - -	- - (25)

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	219 - - -	2,859 - -
Loans to other entities		-
Loans repaid by other entities	-	-
Other (provide details if material)	-	-
Net investing cash flows	219	2,834
Total operating and investing cash flows	(6,496)	(19,415)
Cash flows related to financing activities
Proceeds from issues of shares, options, etc.	-	6,811
Proceeds from sale of forfeited shares	-	-
Proceeds from borrowings	5,810	5,810
Repayment of borrowings	-	-
Dividends paid	-	-
Other (provide details if material)	(68)	(103)
Net financing cash flows	(5,742)	12,518
Net increase (decrease) in cash held	(754)	(6,897)

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

Cash at beginning of quarter/year to date	6,625	13,349
Exchange rate adjustments to item 1.20	(118)	(699)
Cash at end of quarter	5,753	5,753

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	201
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	8,000	6,000
	Credit standby arrangements	-	-

*In January 2014 a reserve based debt facility was entered into for $25 million with an initial borrowing base of $8 million, of which $6 million was drawn down as at March 2014.

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

Estimated cash outflows for next quarter*

		$US’000
4.1	Exploration and evaluation	1,000
	Development	8,557
	Production	1,184
	Administration	1,500
	Total	12,241

*These outflows are expected to be funded through current cash reserves, proceeds from Samson’s capital raising (completed in April 2014), cash received during the quarter from the sale of oil and gas and a further drawdown of our credit facility together totaling US$21.5 million.

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	5,753	6,625
5.2	Deposits at call	-	-
	Bank overdraft	-	-
	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	5,753	6,625

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
Interests in mining tenements acquired or increased

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (cents)	Amount paid up per security (see note 3) (cents)
7.1	Preference +securities(description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	2,547,627,193	2,547,627,193
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options(description and conversion factor)	29,000,000 31,500,000 4,000,000 4,000,000 229,678,528 4,000,000	- - - - - 229,678,528 -	Exercise price 8c 8c 16.4c 15.5c 3.8c 3.9c	Expiry date 31.10.2014 31.12.2014 31.12.2014 31.10.2015 31.03.2017 30.11.2017
7.8	Issued during quarter

SAMSON OIL & GAS LIMITED

March 2014 Quarterly Report

7.9	Exercised during quarter
7.10	Expired during quarter
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)	NIL	NIL

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:		Date: 30 April 2014
(Company secretary)

Print name:	Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows applies to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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